Exhibit 99.1

Agenus Reports Fourth Quarter and Full Year 2017 Financial Results and Provides Corporate Update

LEXINGTON, MA, March 15, 2018 /PRNewswire/ -- Agenus Inc. (NASDAQ: AGEN), an immuno-oncology company with a pipeline of immune checkpoint antibodies and cancer vaccines, provided a corporate update and reported financial results for fourth quarter and full year 2017.

"Innovation and speed are key drivers of success in I-O. With our current capabilities and our extensive portfolio of novel I-O approaches, we have positioned Agenus to develop combination treatments for more patients and more cancers. Our ability to rapidly advance clinical trials with our CTLA-4 (AGEN1884) and Keytruda as well as trials using our own proprietary combinations with AGEN1884 and PD-1 (AGEN2034) could lead to our BLA filing as soon as the end of 2019. We recently produced commercial grade CTLA-4 to assure our commercial readiness,” said Garo H. Armen, Ph.D., Chairman and CEO of Agenus. “This year, we will also file several INDs for our novel I-O antibodies including first/best-in-class bispecific tumor microenvironment conditioning agents."

Milestones Achieved:

•	Clinical Trials

o	Launched phase 2 trial with the combination of AGEN1884 with Keytruda in patients with 1L NSCLC and over 50% PD-L1 expression

o	Completed dose escalation trials for AGEN1884 (anti-CTLA-4) and AGEN2034 (anti-PD-1)

o	Launched a phase 2 trial with the combination of our proprietary CTLA-4 (AGEN1884) and PD-1 (AGEN2034), identified optimal dose, and expanded trial into relapsed/refractory cervical cancer

o	Reported initial safety and immunogenicity of our neoantigen vaccine AutoSynVax; combination trials with our checkpoint antibodies are planned.

•	Pipeline - first and/or best-in-class monospecific and bispecific antibodies

o	Developed our novel next generation CTLA-4 – IND filing expected in 2018.

o	Developed molecules and initiated IND preparations for our first/best in class bispecific antibodies designed to condition the tumor microenvironment through regulatory T cell depletion and other undisclosed mechanisms; IND filings expected in 2018

•	Launched AgenTus Therapeutics, our cell therapy subsidiary

o	Appointed Bruno Lucidi as CEO of AgenTus, advanced our pipeline including our proprietary allogeneic format and our proprietary phosphorylated targets.

•	Completed non-dilutive financial transaction

o	Completed a $230 million non-dilutive royalty transaction with HealthCare Royalty Partners on sales of GlaxoSmithKline's QS-21 containing vaccines and eliminated liabilities associated with Oberland notes. Net proceeds to Agenus from this transaction were approximately $28 million.

2018 MILESTONES

•	Efficacy data for AGEN 1884 plus Keytruda in 1L NSCLC and planning for BLA filing

•	Efficacy data from AGEN1884 (anti-CTLA-4) and AGEN2034 (anti-PD-1) trials

•	Formalize regulatory engagements for the above combos for BLA filing

•	IND filing for next generation CTLA-4 and two undisclosed bispecific antibodies

•	Start combination trial with our CTLA-4 and PD1 with AGEN neoantigen vaccine AutoSynVax™

•	Complete IND enabling studies for AgenTus Therapeutics lead adoptive cell therapy program

Update on GMP manufacturing

•	Expanded and upgraded antibody manufacturing capabilities

•	Produced GMP grade CTLA-4 and PD1 antibodies for our clinical trials and acquired commercial grade AGEN1884 (anti-CTLA-4) and expecting commercial grade AGEN2034 (anti-PD-1) by mid-year.

Fourth Quarter and Full Year 2017 Financial Results

Cash, and cash equivalents were $60.2 million at December 31, 2017. Subsequent to the end of the year, Agenus received net proceeds of approximately $28.1 million from our royalty bond restructuring.

For the fourth quarter, Agenus’ cash used in operating activities was approximately $25.8 million compared to approximately $26.2 million during the third quarter while our reported net loss for the quarter was $35.0 million or $0.35 per share, compared with a net loss for the fourth quarter of 2016 of $26.1 million, or $0.30 per share.

Cash used in operating activities for the year ended December 31, 2017 was $94.2 million compared to $80.0 million for the year ended 2016. The Company incurred a net loss of $120.7 million or $1.23 per share, for the year ended December 31, 2017 compared with a net loss of $127.0 million, or $1.46 per share, in the same period in 2016.

Summary Consolidated Financial Information

Condensed Consolidated Statements of Operations Data

(in thousands, except per share data)

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016

Revenue	$8,354	$5,576	$42,877	$22,573

Operating expenses:
Research and development	31,872	25,983	116,125	94,971
General and administrative	9,784	8,670	33,741	33,126
Non-cash contingent consideration fair value adjustment	(3,310)	(9,401)	(3,188)	1,953

Operating loss	(29,992)	(19,676)	(103,801)	(107,477)

Other expense, net	(5,043)	(6,447)	(16,891)	(19,518)

Net loss	(35,035)	(26,123)	(120,692)	(126,995)

Dividends on Series A convertible preferred stock	(52)	(51)	(206)	(204)

Net loss attributable to common stockholders	$(35,087)	$(26,174)	$(120,898)	$(127,199)

Per common share data, basic and diluted:

Net loss attributable to common stockholders	$(0.35)	$(0.30)	$(1.23)	$(1.46)
Weighted average number of common shares outstanding, basic and diluted	100,961	87,416	98,415	87,070

Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	December 31, 2017	December 31, 2016

Cash, cash equivalents and short-term investments	$60,187	$76,437
Total assets	138,402	156,986
Total stockholders' deficit	(75,816)	(39,126)

About Agenus

Agenus is a clinical-stage immuno-oncology company focused on the discovery and development of therapies that engage the body's immune system to fight cancer. The Company's vision is to expand the patient populations benefiting from cancer immunotherapy by pursuing combination approaches that leverage a broad repertoire of antibody therapeutics and proprietary cancer vaccine platforms. The Company is equipped with a suite of antibody discovery platforms and a state-of-the-art GMP manufacturing facility with the capacity to support early phase clinical programs. Agenus is headquartered in Lexington, MA.  For more information, please visit www.agenusbio.com; information that may be important to investors will be routinely posted on our website.

About AgenTus Therapeutics, Inc.
AgenTus Therapeutics is a preclinical-stage biopharmaceutical company that will focus on the discovery, development, and commercialization of breakthrough "living drugs" to advance potential cures for cancer patients.  AgenTus will employ naturally-derived and engineered receptors, specifically T cell receptors (TCRs) and Chimeric Antigen Receptors (CARs), designed to supercharge human immune effector cells to seek and destroy cancer.  AgenTus will also aim to advance adoptive cell therapy formats which would enable off-the-shelf living drugs.  AgenTus will have locations in Lexington, MA and Cambridge, UK.  For more information, please visit www.agentustherapeutics.com.

Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding Agenus' planned BLA filing by the end of 2019 and 2018 milestones, including planned IND filings, planned ASV combination trial and other clinical trial plans and activities. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Contact:

Agenus Inc.
Jennifer Buell, PhD
781-674-4420
Jennifer.Buell@agenusbio.com